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                                                                   EXHIBIT 10.24

[PC Connection, Inc. Letterhead]


          Via Airborne Express


          March 28, 1997


          John L. Bomba Jr.
          32 Aaron's Court
          Ridgefield, CT 06877

          Dear John,

          I take pleasure in extending to you this revised offer to join PC Connection, Inc. in the position of Vice President and Chief Information Officer, reporting to me. This letter supersedes my letter dated March 24, 1997. Your annual base salary will be $150,000.00 payable twice monthly at a gross rate of $6,250.00. In addition, you will be eligible to earn a bonus of up to $50,000.00 annually, with a portion payable quarterly, based on mutually agreed upon goals and objectives.

          In anticipation of your contributions to the continued growth and success of the company and your senior managerial role, PC Connection intends to provide you with the option to purchase 20,000 shares of PC Connection stock. This grant will be subject to approval by our Board of Directors and will be issued under our standard employee stock option plan.

          We have made this offer with the understanding that you and your family will be relocating to New Hampshire as soon as possible. To assist you with your relocation to the area the company will reimburse you for direct relocation expenses incurred in a total amount not to exceed $65,000.00 ( net of taxes ) upon your presentation of receipts for such costs to the VP of Human Resources. Such expenses would include real estate commissions, traditional closing costs ( excluding pre-payments ), house hunting trips, moving of household goods and a temporary housing allowance of up to $3,000.00. In order to be eligible for such reimbursement, you will need to sign a relocation agreement which provides that you must repay such costs in the event that you voluntarily resign within twelve months of your initial employment date.

          You will also be eligible to participate in our group insurance programs which include medical, dental, life and disability income insurance and the company's 401K and profit sharing plans, all as described in the enclosed memorandum. To ensure insurance coverage during the thirty day waiting period, we urge you to extend any applicable benefit coverages with your current employer and PC Connection will reimburse you for the cost of such temporary coverage until you become eligible to participate in our company plans. You will receive three weeks of vacation annually, as well as any future benefits regularly and customarily available to company employees having comparable positions and seniority.

          In the event the company terminates your employment for any reason other than cause, or change of control, you shall receive nine months severance pay at the base salary level then applicable to you. In the event that there is a change in control of the corporation ( being defined as a change in the ownership of more than fifty percent of the shares then outstanding ) and your position is either eliminated, or you are not offered a comparable position with comparable responsibilities, compensation and benefits, you shall receive twelve months of severance pay at the base salary then applicable to you. Cause shall include, without limitation: failure to comply with rules, standards or procedures promulgated by the
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Mr. John Bomba
Page Two

          company; neglect or substandard performance of your assigned responsibilities; breach of the terms of the Covenant identified below; falsification of company records or documents; or any act of dishonesty or moral turpitude. A reorganization or modification of your duties shall not constitute termination.

          Please complete the enclosed Form I-9 and be prepared to provide the documentation outlined in the form. Federal law requires that each employee establish his or her identity and legal right to work in the United States. Additionally, as a condition of your employment, PC Connection requires that you agree to the terms of the enclosed Covenant Not To Compete and Disclose Confidential Information and
          -----------------------------------------------------------------
          Assignment of Rights document, which needs to be signed and returned
          --------------------
          with your offer letter. You will be considered and "employee-at-will" and nothing in this letter, or any other PC Connection document, is intended to create an employment contract, unless it explicitly states to the contrary. In addition, please note that all insurance plans and policies and company procedures are subject to change, without notice.

          We hope you will find this opportunity both attractive and exciting and we are confident that you will be a strong addition to our team. Our offer is valid until March 31, 1997, and assumes a start date no later than May 1, 1997, but preferably sooner. Please indicate your acceptance of this offer by signing the enclosed copy of this letter and returning it, along with the other signed documents mentioned above, in the envelope provided. I would appreciate if you would call me as soon as possible to confirm your actual starting date.

          John, we very much look forward to having you join PC Connection.



          Sincerely,

          /s/ WAYNE L. WILSON

          Wayne L. Wilson
          Senior Vice President and COO



          Offer Accepted:

          /s/ JOHN L. BOMBA, JR.                 4/10/97
          ------------------------------        ------------------
          John L. Bomba, Jr.                    Date


          Enclosures